Exhibit 5.1

[K&L GATES LETTERHEAD]

July 30, 2010

Endologix, Inc.

11 Studebaker

Irvine, California 92618

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of 1,700,000 shares (the “Shares”) of Common Stock, par value $0.001 per share, of Endologix, Inc., a Delaware corporation, reserved for issuance under the Endologix, Inc. 2006 Stock Incentive Plan, as amended (the “Plan”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation, as amended, Bylaws, as amended, the Plan, and the corporate actions of the Company that provide for the adoption of the Plan, the reservation of the Shares for issuance by the Company thereunder, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion set forth below is limited to the law of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for in accordance with the terms of the respective awards granted under and governed by the Plan and the Registration Statement, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP